Exhibit 99.1

PART I

Items 1 and 2. Business and Properties

General

Willbros is a full service engineering and construction (“E&C”) company specializing in energy infrastructure serving the oil and gas and power industries. Our services include engineering, procurement and construction (individually or as an integrated engineering, procurement and construction (“EPC”) offering), project management, maintenance and lifecycle extension services. We believe our long experience and expertise in the planning and execution of projects differentiates us from our competitors and provides us with competitive advantages in the markets we serve. Our engineering and project management capabilities position us for early involvement in projects and support our EPC service offering. Our maintenance capabilities provide us the opportunity to participate in the full life cycle of projects, many of which have design lives of more than 25 years.

The Willbros corporate structure is designed to comply with jurisdictional and registration requirements and to minimize worldwide taxes. Subsidiaries may be formed in specific work countries where such subsidiaries are necessary or useful to comply with local laws or tax objectives.

Company Information

We maintain our headquarters at 4400 Post Oak Parkway, Suite 1000, Houston, TX 77027; our telephone number is 713-403-8000. Our public website is http://www.willbros.com. We make available free of charge through our website via a link to Edgar Online, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our common stock is traded on the New York Stock Exchange under the symbol “WG”.

In addition, we currently make available on our website annual reports to stockholders. You will need to have the Adobe Acrobat Reader software on your computer to view these documents which are in the ..PDF format. A link to Adobe Systems Incorporated’s website is provided to assist with obtaining this software.

The information contained on our website, or available by hyperlink from our website, is not incorporated into this Form 10-K or other documents we file with, or furnish to, the SEC. We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the “Investor Relations” sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Business Segments

In 2011, we operated through three business segments: Upstream Oil & Gas, Downstream Oil & Gas and Utility Transmission and Distribution (“Utility T&D”), primarily in the United States, Canada and Oman. In January 2012, we changed our organization to manage the Company more effectively and going forward, we will report operating results by the following three segments: Oil & Gas, Utility T&D and Canada. We believe this new structure will enable us to focus our best management talent on the most meaningful opportunities for improvement and growth. We have revised our presentation of our business segments in this report to reflect these changes.

Our segments are comprised of strategic businesses that are defined by the industries or geographic regions they serve. Each is managed as an operation with well established strategic directions and performance requirements. Management evaluates the performance of each operating segment based on operating income, strategic execution, cash management and various other measures. To support our segments we have a focused corporate operation led by our executive management team, which, in addition to oversight and leadership, provides general, administrative and financing functions for the organization. The costs to provide these services are allocated, as are certain other corporate costs, to the three operating segments.

Through our business segments we have been employed by more than 400 clients to carry out work in over 60 countries. These segments currently operate primarily in the United States, Canada and Oman. Within the past 10 years, we have worked in Asia, Europe, North America, the Middle East, Africa, and South America. Private sector clients have historically accounted for the majority of our revenue.

Governmental entities and agencies have accounted for the remainder. In 2011, one client, Oncor, was responsible for 14.7 percent of our consolidated revenue. In 2010, one client, Fayetteville Express Pipeline LLC., was responsible for 16.9 percent of our consolidated revenue. Lastly, in 2009, two clients, Natural Gas Pipeline of America and Energy Transfer were responsible for 23.7 percent and 14.1 percent, respectively, of our consolidated revenue.

See Note 15 – Segment Information in Item 8 of this Form 10-K for more information on our operating segments and our continuing operations contract revenue by geographic region.

Oil & Gas

We provide EPC, project management, maintenance and lifecycle extension services to the upstream, midstream and downstream markets. In the upstream and midstream markets, our history of executing large and complex pipeline projects has positioned us to participate in growing markets relative to pipeline integrity management and maintenance as well as in the smaller gathering and processing systems needed to support the extensive oil and gas drilling activity in the United States. In the downstream market, we provide integrated, full-service specialty construction, turnaround, repair and maintenance services, including EPC services, to major integrated oil companies, independent refineries, product terminals and petrochemical companies. We provide these services primarily in the United States; however, our experience includes international projects. We believe that these service offerings, combined with our industry experience in large oil and gas infrastructure projects, allow us to meet our customers’ needs for safety, quality, schedule certainty, and local presence at a competitive price.

Pipeline Construction

We focus on providing our customers the services they want in the geographies they want. Over the past two years we have worked diligently to expand our geographic footprint to align our regional service delivery with the oil and gas exploration taking place in the United States. Our earliest success was attributed to the focus and execution of upstream infrastructure projects and that capability remains today. In building over 124,000 miles of transmission pipelines in our history we believe we have established ourselves as one of the premier pipeline construction firms in North America. With the expansion of liquids-rich production in the United States the demand for pipeline construction has geographically shifted. No longer driven by large diameter long distance projects to deliver natural gas to the eastern corridor, demand has shifted to expanding existing infrastructure capacity as well as building new take-away capacity from these production regions to existing systems. While the projects may not be as large, they are plentiful and still require the technical excellence that we believe we have built over our 100 year history.

We are applying our core strengths of the engineering, construction and maintenance of oil and gas infrastructure projects to provide multiple services needed to support field development including gathering, production and processing systems. This approach leverages our experience and allows us to utilize it in new ways. We now have 17 offices in the United States, from which we offer the market a full range of infrastructure design, construction and maintenance services to support expanding exploration and production. These regional offices also provide us with broader exposure to existing and new clients and position us to expand the services we offer.

Facilities Construction

Companies in the hydrocarbon value chain require certain facilities in the course of producing, processing, storing and moving oil, gas, refined products and chemicals. We are experienced in and capable of constructing facilities such as pump stations, flow stations, gas processing facilities, gas compressor stations and metering stations. We provide a full range of services for the engineering, design, procurement and construction of processing, pumping, compression and metering facilities. We are focused on building these facilities in the United States oil and gas market. The construction of station facilities, while not as capital-intensive as pipeline construction, is generally characterized by complex logistics and scheduling, particularly on projects in locations where seasonal weather patterns limit construction options. Our capabilities have been enhanced by our experience in dealing with such challenges on numerous projects in all climatic conditions.

Engineering Services

We specialize in providing engineering services to assist clients in designing, engineering and constructing or expanding pipeline systems, compressor stations, pump stations, fuel storage facilities and field gathering and production facilities. We have developed expertise in addressing the unique engineering challenges involved with pipeline systems and associated facilities. Our expertise extends to the engineering of a wide range of project peripherals, including various types of support buildings and utility systems, power generation and electrical transmission, communications systems, fire protection, water and sewage treatment, water transmission, roads and railroad sidings.

We also provide project management, engineering and material procurement services to the refining industries and government agencies, including chemical/process, mechanical, civil, structural, electrical instrumentation/controls and environmental through our subsidiary, Wink Company, LLC. We provide our engineering services through resources located at the project site or at our offices in Louisiana.

Our services include:

•	project development, conceptual design, front-end engineering and feasibility studies;

•	project engineering services;

•	definitive design and drafting services;

•	project management, estimating, scheduling and controls;

•	turnkey EPC arrangements;

•	field engineering and construction liaison services;

•	material and services procurement;

•	planning and management of integrity and maintenance programs; and

•	topographic, hydrographic and engineering as-built surveying, including the establishment of rights-of-way for public utilities and industrial uses.

These services are furnished to a number of oil, gas, and pipeline transportation clients on a stand-alone basis, as well as part of EPC contracts undertaken by us.

Pipeline Integrity Testing, Management & Maintenance

In addition to capital projects, we also offer our considerable upstream infrastructure construction expertise to our clients through our management and maintenance offerings. This allows us to support our clients with our EPC, engineering, procurement or construction capabilities on a recurring basis through alliance agreements whereby we will be the provider of program development, project management, design, engineering, geographic information systems (“GIS”), integrity and maintenance services with respect to existing pipeline systems. In 2009, we entered into our most significant alliance agreement with NiSource Gas Transmission & Storage (“NGT&S”), a unit of NiSource Inc. We believe this form of alliance, which includes participation in the development of the annual NGT&S capital, maintenance, GIS and integrity programs, will yield significant benefits to both parties and serve as a model for future work, much of which is currently performed by our customers.

EPC Services

EPC projects often yield profit margins on the engineering and construction components consistent with stand-alone contracts for similar services; however, the benefits from performing EPC projects include the incremental income associated with project management and the income associated with the procurement component of the contract. Both of these income generating activities are relatively low risk compared with the construction aspect of the project. In performing EPC contracts, we participate in numerous aspects of a project and are, therefore, able to improve the efficiency of the design, permitting, procurement and construction sequence for a project in connection with making engineering and constructability decisions. EPC contracts enable us to deploy our resources more efficiently and capture those efficiencies in the form of improved margins on the engineering and construction components of these projects, at the same time optimizing the overall project solution and execution for the client. While EPC contracts carry lower margins for the procurement component, the increased control over all aspects of the project, coupled with competitive market margins for engineering and construction portions makes these types of contracts attractive to us and, we believe, to our customers.

The refining and process industries strive to minimize costs through operating efficiencies and hiring experienced process engineering as needed. It is often more cost effective to engage a contractor to oversee and manage the planning, engineering, procurement, installation and commissioning of new capacity additions, revamps or new process units to support the need to meet new refining or manufacturing specifications. Our experience and capability covers the breadth of all process units in a refinery allowing us to offer clients a single source solution for expansion and revamp programs. We seek to do this in the most efficient, competitive manner and supply both our own personnel and supplemental services of other contractors as needed.

Fabrication

Fabrication services can be a more efficient means of delivering engineered, process or production equipment with improved schedule certainty and quality. We provide fabrication services and are capable of fabricating such diverse deliverables as process modules, station headers, valve stations and flare pipes and tips. We currently operate a fabrication facility in Tulsa, Oklahoma which supports our efforts in both the upstream and downstream oil and gas markets.

Construction, Maintenance and Turnaround Services

When performing a construction and maintenance project as part of a refinery turnaround, detailed planning and execution is imperative in order to minimize the length of the outage, which can cost owners millions of dollars in downtime. Our experience includes successful turnaround execution on the largest, most complex FCC units. Our record in providing a construction-driven approach with attention to planning, scheduling and safety places us at the forefront of qualified bidders in North America for work on FCC units and qualifies us for most turnaround projects of interest. These services include refractory services, furnace re-tube and revamp projects, stainless and alloy welding services and heavy rigging and equipment setting. The skills and experience gained from our turnaround performance is complementary to our construction services for new units, expansions and revamp projects. In 2011 we opened an office in the Houston Ship Channel area to penetrate the Gulf Coast market which we believe will represent a significant opportunity for small capital projects and maintenance services.

Tank Services

We provide services to the above-ground storage tank industry. Our capabilities include: American Petroleum Institute (“API”) compliant tank maintenance and repair; floating roof seals; floating roof installations and repairs; secondary containment bottoms, cone roof and structure replacements; and new API compliant aboveground storage tanks. We provide these services as stand-alone or in combination, including EPC solutions.

Stray Voltage and Gas Leak Detection

Our crews test for stray voltage and gas leaks in areas where these problems are suspected. Stray voltage typically arises through a failure to properly ground electrical equipment and may result in injury to the public. Similarly, gas leaks often occur as a result of the deterioration of gas distribution infrastructure.

Utility T&D

We provide a wide range of services in electric and natural gas transmission and distribution, including comprehensive maintenance and construction, repair and restoration of utility infrastructure.

Electric Power T&D Services

We provide a broad spectrum of overhead and underground electric power transmission and distribution (“T&D”) services, from the maintenance and construction of high-voltage transmission lines to the installation of local service lines and meters.

Electric Power Transmission and Substation

We maintain and construct overhead and underground transmission lines up to 500-kV. Overhead transmission services include the installation, maintenance and repair of transmission structures involving wood, concrete, steel pole and steel lattice tower configurations. Underground transmission services include the installation and maintenance of underground transmission cable and its associated duct, conduit and manhole systems. Electric power transmission also includes substation services, which involve the maintenance, construction, expansion, calibration and testing of electric power substations and components. We subcontract related electric power design and engineering work if required.

Electric Power Distribution

We maintain, construct and upgrade underground and overhead electric power distribution lines from 34.5-kV to household voltage levels. Our services encompass all facets of electric power distribution systems, including primary and secondary voltage cables, wood and steel poles, transformers, switchgear, capacitors, underground duct, manhole systems, residential and commercial and electric meter installation.

Emergency Storm Response

Our nationwide emergency storm response capabilities span both electric power transmission and distribution systems. We provide storm response services for our existing customers (“on-system”) as well as customers with which we have no ongoing Master Service Agreement (“MSA”) relationships (“off-system”). Typically with little notice, our crews deploy nationally in response to hurricanes, ice storms, tornadoes, floods and other natural disasters which damage critical electric T&D infrastructure. Some notable examples of major emergency storm response deployments include the rebuilding of electric power distribution systems damaged by Hurricane Katrina in Louisiana, Hurricane Ike in Texas and ice storms in New England.

Cable Restoration and Assessment

In the U.S. and internationally, we offer two complementary services to utilities and industrial companies for the restoration of electrical power cables and the condition assessment of electrical cable systems:

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CableCURE® is a proprietary process for the restoration of aged electric power cables. Using the process, we inject silicone-based CableCURE® fluid into electrical cables at a transformer or other termination point while the lines remain energized. The fluid extends the life of electric power cables by creating a barrier to moisture and repairs and prevents damage caused by water.

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CableWISE® is a proprietary, non-destructive online electrical system-condition assessment process that enables electric power utilities and a wide range of commercial and industrial facilities to evaluate the condition of cable systems, transformers and switchgear. We hold the patent and trademark to CableWISE®.

Natural Gas T&D Services

We provide a full spectrum of natural gas T&D services, from the maintenance and construction of large diameter transmission pipelines through the installation of residential natural gas service.

Natural Gas Distribution Pipeline

We construct, maintain and upgrade natural gas distribution pipelines. Our services include trenching, transporting, welding or fusing and laying pipe, post-construction integrity testing, site restoration and meter setting.

Specialty Services

We also provide other specialty services to customers nationwide. These services include:

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Utility-line Locating. Our crews locate underground electric power, gas, telecom, water, cable and sewer utilities prior to excavation. Our locating services sometimes require a physical visit to the location whereby our employees will locate and mark utility infrastructure. In other cases we are able to provide the excavating party a clearance to dig without having to physically visit the location.

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Telecommunications. Our crews install and maintain overhead and underground telecommunications infrastructure, including conventional telephone cables, fiber optic installation cables, fiber to the premises (commonly referred to as FTTP), cellular towers, broadband-over-powerline and cable television lines.

Canada

Our Canada segment provides an integrated suite of services to customers located in the oil sands region in Alberta. We deliver fabrication and facilities services and field services to provide cost-effective, responsive solutions to our customers. Our experience and expertise includes Hydrotransport and Tailings lines (“HTTL”) construction and maintenance, along with general mechanical and facility project-oriented construction. Through our fabrication facilities in Edmonton, we provide process modules, pipe spooling and Chromium Carbide Overlay, which is a process of cladding pipe to withstand highly abrasive bitumen sand slurry transported through HTTL from mining sites to separation facilities. We also provide specialty services such as design, supply and installation, maintenance and revamps of fired heaters and other fabricated assemblies to the oil sands market in northern Alberta. Further, our offerings include construction of pump and compressor stations, terminal and tank farms and smaller capital projects related to both production and process facilities.

Our Vision

We continue to believe that long-term fundamentals support increasing demand for our services and substantiate our vision for Willbros to be a multi-billion dollar engineering and construction company with a diversified revenue stream, stable and predictable results, and high growth opportunities.

To accomplish this, we are actively working towards achieving the following objectives:

•	Diversifying geographically to broaden our regional presence and our exposure to customers who demand local service providers;

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Increasing professional services (project/program management, engineering, design, procurement and logistics) capabilities to minimize cyclicality and risk associated with large capital projects in favor of recurring service work;

•	Managing our resources to mitigate the seasonality of our business model;

•	Positioning Willbros as a service provider and employer of choice;

•	Developing long-term client partnerships and alliances by focusing team driven sales efforts on key clients and exceeding performance expectations at competitive prices; and

•	Establishing industry best practices, particularly for safety and performance.

Our Values

We believe the values we adhere to as an organization shape the relationships and performance of our company. We are committed to strong Leadership across the organization to achieve Excellence, Accountability and Compliance in everything we do, recognizing that Compliance is the catalyst for successfully applying all of our values. Our core values are:

•	Safety – always perform safely for the protection of our people and our stakeholders;

•	Honesty & Integrity – always do the right thing;

•	Our People – respect and care for their well being and development; maintain an atmosphere of trust, empowerment and teamwork; ensure the best people are in the right position;

•	Our Customers – understand their needs and develop responsive solutions; promote mutually beneficial relationships and deliver a good job on time;

•	Superior Financial Performance – deliver earnings per share and cash flow and maintain a balance sheet which places us at the forefront of our peer group;

•	Vision & Innovation – understand the drivers of our business environment; promote constant curiosity, imagination and creativity about our business and opportunities; seek continuous improvement; and

•	Effective Communications – present a clear, consistent and accurate message to our people, our customers and the public.

We believe that adhering to and living these values will result in a high performance organization which can differentiate itself and compete effectively, providing incremental value to our customers, our employees and all our stakeholders.

Our Strategy

We work diligently to apply these values every day and use them to guide us in the development and execution of our strategy which we believe will increase stockholder value by leveraging the full resources and core competencies of an integrated Willbros business platform. Key elements of our strategy are as follows:

Stabilize the Revenue Stream with Recurring Services

We believe increasing the level of revenue generated by recurring services will make our business model more predictable and allow us to reduce our dependence on large capital projects which are more cyclical in nature.

Focus on Managing Risk

We have implemented a core set of business conduct practices and policies that have fundamentally improved our risk profile including diversifying our service offerings and end markets to reduce market specific exposure, and focusing on contract execution risk starting with our opportunity review process and ending at job completion.

Maintain Financial Flexibility

Maintaining the financial flexibility to meet the material, equipment and personnel needs to support our project commitments, as well as the ability to pursue our expansion and diversification objectives, is critical to our performance and growth.

Leverage Core Service Expertise into Additional Full EPC Contracts

Our core expertise and service offerings allow us to provide our customers with a single source EPC solution which creates greater efficiencies and benefits both our customers and our company. We believe our Oil & Gas segment’s EPC services, which is focused on small to mid-sized capital projects, is relatively unique in our respective markets, providing us with a competitive advantage in providing these services. In performing integrated EPC contracts, we often perform front-end engineering and design services while establishing ourselves as overall project managers from the earliest stages of project inception and are, therefore, able to improve the efficiency of the design, permitting, procurement and construction sequence for a project in connection with making engineering decisions. Our customers benefit from a more seamless execution; while for us, these contracts often yield consistent profit margins on the engineering and construction components of the contract compared to stand-alone contracts for similar services. Additionally, this contract structure allows us to deploy our resources more efficiently and capture the engineering, procurement and construction components of these projects.

Backlog

For information regarding our backlog, see Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Financial Measures – Backlog included in this Form 10-K.

Competition

We operate in a highly competitive environment. We compete against companies that have financial and other resources substantially in excess of those available to us. In certain markets, we compete against national and regional firms against which we may not be price competitive. We have different competitors in different markets as recapped below.

•	Oil & Gas Segment:

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Construction and Maintenance: Quanta Services, MasTec, Primoris, Associated Pipeline Contractors, Sheehan Pipeline Construction, U.S. Pipeline, Welded Construction, Henkels & McCoy, Michels Corporation, North American Energy Services, Flint Energy Services, Ledcor, AltairStrickland, JV Industrial Companies, Plant Performance Services, KBR, Chicago Bridge & Iron and Matrix Services. In addition, there are a number of regional competitors such as Sunland, Dyess and Jomax.

•	Professional Services: CH2M Hill, Gulf Interstate, Universal Pegasus, Trigon, Mustang Engineering and ENGlobal.

•	Utility T&D Segment—Quanta Services, MYR Group, MasTec and Pike Electric and larger privately-held companies such as Henkels & McCoy, Michels Corporation and Miller Pipeline.

•	Canada Segment – Michels Corporation, North American Energy Services, Flint Energy Services, Ledcor, KBR and OJ Pipelines.

Contract Provisions and Subcontracting

Most of our revenue is derived from engineering, construction and EPC contracts. The majority of our contracts fall into the following basic categories:

•	firm fixed-price or lump sum fixed-price contracts, providing for a single price for the total amount of work;

•	cost plus fixed fee contracts where income is earned solely from the fee received;

•	unit-price contracts, which specify a price for each unit of work performed;

•	time and materials contracts where personnel and equipment are provided under an agreed-upon schedule of daily rates with other direct costs being reimbursable; and

•	a combination of the above (including lump sum payment for certain items and unit rates for others).

Changes in scope-of-work are subject to change orders to be agreed upon by both parties. Change orders not agreed to in either scope or price result in claims to be resolved in a dispute resolution process. These change orders and claims can affect our contract revenue either positively or negatively.

We usually obtain contracts through either competitive bidding or negotiations with long-standing clients. We are typically invited to bid on projects undertaken by our clients who maintain approved bidder lists. Bidders are pre-qualified on the basis of their prior performance for such clients, as well as their experience, reputation for quality, safety record, financial strength and bonding capacity.

In evaluating bid opportunities, we consider such factors as the client and their geographic location, the difficulty of the work, current and projected workload, the likelihood of additional work, the project’s cost and profitability estimates, and our competitive advantage relative to other likely bidders. We give careful thought and consideration to the political and financial stability of the country or region where the work is to be performed. The bid estimate forms the basis of a project budget against which performance is tracked through a project control system, enabling management to monitor projects effectively.

All U.S. government contracts and many of our other contracts provide for termination of the contract for the convenience of the client. In addition, some contracts are subject to certain completion schedule requirements that require us to pay liquidated damages in the event schedules are not met as the result of circumstances within our control.

We act as the primary contractor on a majority of the construction projects we undertake. In our capacity as the primary contractor and when acting as a subcontractor, we perform most of the work on our projects with our own resources and typically subcontract only such specialized activities as hazardous waste removal, horizontal directional drills, non-destructive inspection, catering and security. In the construction industry, the prime contractor is normally responsible for the performance of the entire contract, including subcontract work. Thus, when acting as the primary contractor, we are subject to the risk associated with the failure of one or more subcontractors to perform as anticipated.

Under a fixed-price contract, we agree on the price that we will receive for the entire project, based upon specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, possibly resulting in a loss. The revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and may incur losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In some cases, we are able to recover additional costs and profits from the client through the change order process. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs, and of the interrelationship of the integrated services to be provided under these contracts whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract. Our accounting policy related to contract variations and claims requires recognition of all costs as incurred. Revenue from change orders, extra work and variations in the scope of work is recognized when an agreement is reached with the client as to the scope of work and when it is probable that the cost of such work will be recovered in a change in contract price. Profit on change orders, extra work and variations in the scope of work are recognized when realization is assured beyond a reasonable doubt. Also included in contract costs and recognized income not yet billed on uncompleted contracts are amounts we seek or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (unapproved change orders). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. Unapproved change orders and claims also involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near term. If we do not successfully resolve these matters, a net expense (recorded as a reduction in revenues), may be required, in addition to amounts that have been previously provided.

Contractual Arrangements

We provide services under MSAs and on a project-by-project basis. MSAs are typically one to three years in duration, but can be longer. Under our MSAs, our customers generally agree to use us to provide certain services in a specified geographic region on stipulated terms and conditions, including pricing and escalation. However, most of our contracts, including MSAs and our alliance agreement with Oncor, may be terminated by our customers on short notice. Further, although our customers assign work to us under our MSAs, our customers often have no obligation to assign work to us and are not required to use us exclusively, in some cases subject to our right of first refusal. In addition, many of our contracts, including our MSAs, are opened to public bid and generally attract multiple bidders. Work performed under MSAs is typically billed on a unit-price or time-and-materials basis. In addition, any work encountered in the course of a unit-price project that does not have a defined unit is generally completed on a time-and-materials basis.

Although the terms of our contracts vary considerably, pricing is typically based on a unit-price or fixed-price structure. Under our unit-price contracts, we agree to perform identified units of work for an agreed price. A “unit” can be as small as the installation of a single bolt or a foot of cable or as large as a transmission tower or foundation. The resulting profitability of a particular unit is primarily dependent upon the labor and equipment hours expended to complete the task that comprises the unit. Under fixed-price contracts, we agree to perform the contract for a fixed fee based on our estimate of the aggregate costs of completing the particular project. We are sometimes unable to fully recover cost overruns on our fixed-price contracts. We expect that industry trends could result in an increase in the proportion of our contracts being performed on a unit-price or fixed-price basis resulting in more profitability risk.

Our storm restoration work, which involves high labor and equipment utilization, is typically performed on a time-and-materials basis and is generally more profitable when performed off-system rather than for customers with which we have MSAs. Our ability to allocate resources to storm restoration work depends on our capacity at that time and permission from existing customers to release some portion of our workforce from their projects.

Oncor Alliance Agreement

On June 12, 2008, we entered into a non-exclusive agreement with Oncor. Due to the extensive scope and long duration of the agreement, we refer to it as an alliance agreement. We summarize below the principal terms of the agreement. This summary is not a complete description of all the terms of the agreement.

Term, Renewals and Extensions. The agreement became effective on August 1, 2008 and will continue until expiration on December 31, 2018, unless extended, renewed or terminated in accordance with its terms.

Provision of Services, Spending Levels and Pricing. Under the agreement, it is anticipated that we will provide Oncor transmission construction and maintenance services (“TCM”), and distribution construction and maintenance services (“DCM”), pursuant to fixed-price, unit-price and time-and-materials structures. The fees we charge Oncor under unit-price and time-and-materials structures are set forth in the agreement, most of which are adjusted annually according to indices provided in the agreement. The agreement also includes a provision whereby Oncor receives pricing at least as favorable as we charge other customers for any “similar services” (which is not a defined term in the agreement). Management believes, based on our pricing practices and the nature and scope of the services we provide to Oncor, that we are in compliance with this provision.

We frequently hold meetings with Oncor to discuss its forecasted monthly and annual TCM and DCM spending levels. The agreement provides for agreed incentives and adjustments for us and for Oncor according to Oncor’s projected spending levels. Calculations based on projected spending levels are subject to subsequent adjustments based on actual spending levels. The agreement also requires that we provide dedicated resources to Oncor and that we meet or exceed minimum service levels as measured by specified performance indicators.

Termination. Oncor could in some cases seek to terminate for cause or limit our activity or seek to assess penalties against us under the agreement. Oncor may terminate the agreement upon 90-days notice or any work request thereunder without prior notice in each case at its sole discretion and may terminate the agreement upon 30-days notice in the event there is an announcement of the intent to undertake or an actual occurrence of a change in control of Oncor or InfrastruX Group, LLC (“InfrastruX”). Oncor consented to the change of control of InfrastruX that resulted from our acquisition of InfrastruX. Oncor may also terminate the agreement for cause if, among other things, we breach and fail to adequately cure a representation or warranty under the agreement, we materially or repeatedly default in the performance of our material obligations under the agreement or we become insolvent.

In the event Oncor terminates the agreement for convenience or due to an anticipated or actual change of control of Oncor, Oncor must pay us a termination fee.

Employees

At December 31, 2011, we directly employed a multi-national work force of 8,810 persons, of which approximately 82.9 percent were citizens of the respective countries in which they work. Although the level of activity varies from year to year, we have maintained an average work force of approximately 6,354 over the past five years. The minimum employment during that period has been 3,714 and the maximum was 8,810. At December 31, 2011, approximately 13.2 percent of our employees were covered by collective bargaining agreements. We believe relations with our employees are satisfactory. The following table sets forth the location of employees by work countries as of December 31, 2011:

	Number of Employees	Percent
U.S. Oil & Gas	3,367	38.2%
U.S. Utility T&D	3,119	35.4%
U.S. Administration	124	1.4%
Canada	644	7.3%
Oman	1,541	17.5%
Utility T&D International	15	0.2%

Total	8,810	100.0%

Equipment

We own, lease and maintain a fleet of generally standardized construction, transportation and support equipment. In 2011 and 2010, expenditures for capital equipment were $10,864 and $16,121, respectively. At December 31, 2011, the net book value of our property, plant and equipment was approximately $166,475.

All equipment is subject to scheduled maintenance to maximize fleet readiness. We continue to evaluate expected equipment utilization, given anticipated market conditions, and may buy or lease new equipment and dispose of underutilized equipment from time to time.

Facilities

The principal facilities that we utilize to operate our business are:

Principal Facilities
Business	Location	Description	Ownership
U.S. Oil & Gas	Houston, TX	Office space	Lease

	Kansas City, MO	Office space	Lease

	Eunice, NM	Office and general warehouse	Lease

	Baton Rouge, LA	Office space	Lease

	Catoosa, OK	Manufacturing, general warehousing and office space	Own

	Adrian, MI	Office and general warehouse	Lease

	St. Rose, LA	Office space	Lease

	Tulsa, OK	Manufacturing, general warehousing and office space	Lease

Utility T&D	Buckeburg, Germany	Office and general warehouse	Lease

	Kent, WA	Office and general warehouse	Lease

	Pittsburgh, PA	Office and general warehouse	Lease

	Trafford, PA	Office and general warehouse	Lease

	Sherman, TX	Office and general warehouse	Lease

	McKinney, TX	Office and general warehouse	Lease

	Ft. Worth, TX	Office space	Lease

	Henrietta, TX	Office and general warehouse	Lease

Principal Facilities
Business	Location	Description	Ownership
	Hauppauge, NY	Office and general warehouse	Lease

	Jacksonville, VT	Office and general warehouse	Lease

Canada	Ft. McMurray, Alberta, Canada	Lay down area	Lease

	Ft. McMurray, Alberta, Canada	Office space	Lease

	Edmonton, Alberta, Canada	Fabrication and manufacturing facility	Own

	Acheson, Alberta, Canada(1)	Office space and equipment yard	Own

	Sherwood Park, Alberta, Canada	Office space	Lease

	Calgary, Alberta, Canada	Office space	Lease

Oman	Oman	Office space, fabrication and maintenance facility	Lease

Headquarters	Houston, TX	Office space	Lease

(1)	Location is currently classified as held for sale.

We lease other facilities used in our operations, primarily sales/shop offices, equipment sites and expatriate housing units in the United States, Canada and Oman. Rent expense for all leased facilities was approximately $9,690 in 2011 and $12,182 in 2010.

Insurance and Bonding

Operational risks are analyzed and categorized by our risk management department and are insured through major international insurance brokers under a comprehensive insurance program, which includes commercial insurance policies, consisting of the types and amounts typically carried by companies engaged in the worldwide engineering and construction industry. We maintain worldwide master policies written mostly through highly-rated insurers. These policies cover our property, plant, equipment and cargo against all normally insurable risks, including war risk, political risk and terrorism in third-world countries. Other policies cover our workers and liabilities arising out of our operations. Primary and excess liability insurance limits are consistent with the level of our asset base. Risks of loss or damage to project works and materials are often insured on our behalf by our clients. On other projects, “builders all risk insurance” is purchased when deemed necessary. Substantially all insurance is purchased and maintained at the corporate level, with the exceptions being certain basic insurance, which must be purchased in some countries in order to comply with local insurance laws.

The insurance protection we maintain may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our results of operations. In the future, our ability to maintain insurance, which may not be available or at rates we consider reasonable, may be affected by events over which we have no control, such as those that occurred on September 11, 2001. In 2011, we were not constrained by our ability to bond new projects, nor have we been negatively impacted in early 2012.

Global Warming and Climate Change

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to warming of the earth’s atmosphere. As a result, there have been a variety of regulatory developments, proposals or requirements and legislative initiatives that have been introduced in the United States (as well as other parts of the world) that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases.

In 2007, the United States Supreme Court held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act, if it represents a health hazard to the public. In December 2009, the Environmental Protection Agency (“EPA”) responded to that holding and issued a finding that the current and projected concentrations of greenhouse gases in the atmosphere threaten the public health and welfare of current and future generations, and that certain greenhouse gases contribute to the atmospheric concentrations of greenhouse gases and hence to the threat of climate change.

In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009 (sometimes referred to as the Waxman-Markey global climate change bill). The U.S. Senate considered but did not approve such legislation. The 2009 bill included many provisions that could potentially have had a significant impact on us as well as our customers. The bill proposed a cap and trade regime, a renewable portfolio standard, electric efficiency standards, revised transmission policy and mandated investments in plug-in hybrid infrastructure and smart grid technology. The net effect of the bill was to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. Although proposals have been introduced in the U.S. Senate, including a proposal that would require greater reductions in greenhouse gas emissions than the American Clean Energy and Security Act of 2009, it is uncertain at this time whether, and in what form, legislation will be adopted by the U.S. Senate. For legislation to become law, both chambers of the U.S. Congress would be required to approve identical legislation. Both President Obama and the Administrator of the EPA have repeatedly indicated their preference for comprehensive legislation to address this issue and create the framework for a clean energy economy.

In September 2009, the EPA finalized a rule requiring nation-wide reporting of greenhouse gas emissions beginning January 1, 2010. The rule applies primarily to large facilities emitting 25,000 metric tons or more of carbon dioxide-equivalent greenhouse gas emissions per year, and to most upstream suppliers of fossil fuels and industrial greenhouse gas, as well as to manufacturers of vehicles and engines.

We do not know and cannot predict whether any of the proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business segments. Depending on the final provisions of such rules or legislation, it is possible that such future laws and regulations could result in increasing our compliance costs or additional operating restrictions as well as those of our customers. It is also possible that such future developments could curtail the demand for fossil fuels, which could adversely affect the demand for some of our services, which in turn could adversely affect our future results of operations. Likewise, we cannot predict with any certainty whether any changes to temperature, storm intensity or precipitation patterns as a result of climate change (or otherwise) will have a material impact on our operations.

Compliance with applicable environmental requirements has not, to date, had a material effect on the cost of our operations, earnings or competitive position. However, as noted above in connection with our discussion of the regulation of greenhouse gases, compliance with amended, new or more stringent requirements of existing environmental regulations or requirements may cause us to incur additional costs or subject us to liabilities that may have a material adverse effect on our results of operations and financial condition.

Item 1A.	Risk Factors

The nature of our business and operations subjects us to a number of uncertainties and risks.

RISKS RELATED TO OUR BUSINESS

Our goodwill may become impaired.

Our assets included a substantial amount of goodwill following our acquisitions of InfrastruX, Integrated Service Company, Midwest Management (1987) Ltd. and Wink Companies, LLC. At least annually, we evaluate our goodwill for impairment based on the fair value of each operating segment. This estimated fair value can change if there are changes in our capital structure, cost of debt, interest rates, capital expenditure levels or ability to perform at levels that were previously forecasted. These changes can result in an impairment that would require a material non-cash charge to our results of operations. A significant decrease in expected cash flows or changes in market conditions may indicate a potential impairment of recorded goodwill.

Our original March 2010 growth projections in the electric transmission and distribution business have not materialized. The continued slow economic recovery, exacerbated by the recent recurrence of instability in the world financial markets, and the hard-hit U.S. housing sector, resulted in a reassessment of future growth rates and led to a reduction in the outlook for expected future cash flows in this segment. Accordingly, during the third quarter of 2011, we recorded $143.5 million of impairment charges to our Utility T&D segment. In addition, due to a decrease in the overall fair value of our Oil & Gas and Canada segments which drove a decline in our market capitalization year over year, we recorded a $35.0 million impairment charge in the fourth quarter of 2011, representing a full write-off of goodwill attributable to our Oil & Gas and Canada segments. The $178.6 million of 2011 impairment charges reduced our consolidated goodwill to $8.1 million at December 31, 2011.

Our fair value analysis utilizes assumptions which represent our best estimate of future events, but are sensitive to positive or negative changes in each of the underlying assumptions as well as an alternative weighting of valuation methods, which would result in a potentially higher or lower goodwill impairment charge. We can provide no assurance that future goodwill impairments will not occur.